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                                                                    EX 23.1

                             ACCOUNTANTS' CONSENT

The Board of Directors
Pinkerton's, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-36200, 33-41795, 33-68492, 33-93902, and 333-31243) on Form S-8 of
Pinkerton's, Inc. of our report dated February 12, 1999, relating to the consolidated balance sheets of Pinkerton's, Inc. and subsidiaries as of December 25, 1998 and December 26, 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 25, 1998, December 26, 1997 and December 27, 1996, and the related financial statement schedule (Schedule II), which report appears in the December 25, 1998 Form 10-K of Pinkerton's, Inc.

KPMG LLP

Los Angeles, California
March 25, 1999